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Exhibit 99 - d(2)

                        Flag Investors Series Funds, Inc.

                             SUB-ADVISORY AGREEMENT


         THIS AGREEMENT is made as of the 29th day of December, 2000 by and among FLAG INVESTORS SERIES FUNDS, INC. a Maryland corporation (the "Series Funds"), INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation (the "Advisor"), and JENNISON ASSOCIATES LLC, a Delaware limited liability company (the "Sub-Advisor").

         WHEREAS, the Advisor is the investment advisor to the Series Funds, which is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares, each having its own investment policies.

         WHEREAS, the Board of Series Funds (the "Board") has selected the Advisor to provide overall investment advice and management, and to provide certain other services, under the terms and conditions provided in the Advisory Agreement, dated December 29, 2000, between Investment Company Capital Corp. and Flag Investors Series Funds, Inc. (the "Advisory Agreement").

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. Appointment of Sub-Advisor. The Series Funds hereby appoints the Sub-Advisor to act as the Sub-Advisor of each series listed in Schedule A to this Agreement (each such series, together with all other series subsequently established by the Series Funds and made subject to this Agreement in accordance with Section 10, being herein referred to as "a Series", and collectively as "the Series") under the supervision of the Board and the Advisor, and the Sub-Advisor hereby accepts such appointment, all subject to the terms and conditions contained herein.

         2. Delivery of Documents. The Series Funds has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following:

                  (a) The Series Funds' Articles of Incorporation, filed with the State of Maryland on March 16, 1993 and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, is herein called the "Articles of Incorporation");

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                  (b) The Series Funds' By-Laws and all amendments thereto (such
         By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                  (c) Resolutions of the Series Funds' Board and shareholders authorizing the appointment of the Sub-Advisor and approving this Agreement;

                  (d) The Series Funds' Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") (File No. 33-8479) and under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") relating to the shares of the Series Funds on behalf of the Series listed in Schedule A, and all amendments thereto; and

                  (e) Each Series' most recent prospectus (such prospectus, as presently in effect, and all amendments and supplements thereto are herein called "Prospectus").

         The Series Funds will furnish the Sub-Advisor from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

         The Sub-Advisor will provide the Series with copies of its Form ADV, including all amendments thereto, as it is filed with the SEC.

         3. Duties of Sub-Advisor. In carrying out its obligations under Section 1 hereof, the Sub-Advisor shall:

                  (a) provide the Series with such executive and clerical services as are deemed advisable by the Board;

                  (b) determine which issuers and securities shall be represented in the each Series' portfolio and regularly report thereon to the Series Funds' Board;

                  (c) formulate and implement continuing programs for the purchases and sales of securities and regularly report thereon to the Series Funds' Board;

                  (d) take, on behalf of the Series, all actions which appear necessary to carry into effect such purchase and sale programs as aforesaid, including the placing of orders for each Series' purchase and sale of securities;

                  (e) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or each Series, and whether concerning the individual issuers whose securities are included in each Series' portfolio or the activities in which they engage, or with respect to securities which the Advisor considers desirable for inclusion in each Series' portfolio; and

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                  (f) provide the Advisor and Series Funds with records
         concerning the Sub-Advisor's activities which the Series Funds is required to maintain;

                  (g) render regular reports to the Advisor and the Series Funds' officers and directors concerning the Sub-Advisor's discharge of its responsibilities;

                  (h) discharge the foregoing responsibilities subject to the control of the Board of the Series Funds and the overall supervision of the Advisor and in compliance with such policies as the Directors or the Advisor may from time to time establish, subject always to the provisions of the Series Fund's Articles of Incorporation and By-Laws, and the 1940 Act, and in compliance with the objectives, policies, and limitations for each Series as set forth in each Series' Prospectus and statement of additional information, as amended from time to time, and applicable laws and regulations.

         Subject to the provisions of this Agreement, the duties of the Sub-Advisor, the portion of portfolio assets of each Series that the Sub-Advisor shall manage and the fees to be paid to the Sub-Advisor by the Advisor under and pursuant to this Agreement may be adjusted from time to time by the Advisor, with and upon the approval of the members of the Series Funds' Board who are not "interested persons," as defined in the 1940 Act.

         4. Portfolio Transactions. The Sub-Advisor is authorized in its discretion to select the brokers or dealers that will execute the purchases and sales of portfolio securities for a Series and is directed to use its best efforts to obtain the best net results as described from time to time in a Series' prospectus and statement of additional information. The Sub-Advisor will promptly communicate to the Advisor and to the officers and the Directors of the Series Fund such information relating to the portfolio transactions as they may be reasonably request.

         It is understood that the Sub-Advisor will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Series Funds or be in breach of any obligation owing to the Series Funds under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of the Series Funds to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as otherwise permitted from time to time by the Series Funds prospectus and statement of additional information.

         Subject to the policies established by the Board in compliance with applicable law, the Advisor may direct DB Alex. Brown LLC or any of its affiliates ("DB Alex. Brown") to execute portfolio transactions for the Series Funds on an agency basis. The commissions paid to DB Alex. Brown must be, as required by Rule 17e-1 under the 1940 Act, "reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions involving similar securities during a comparable period of time." If the purchase or sale of securities consistent with the investment policies of each Series or one or more other accounts of the Sub-Advisor is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Sub-Advisor. DB Alex. Brown and the Sub-Advisor may combine such transactions, in accordance with applicable laws and regulations, in order to obtain the best net price and most favorable execution.

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         The Series Funds on behalf of each Series will not deal with the
Sub-Advisor or DB Alex. Brown in any transaction in which the Sub-Advisor or DB Alex. Brown acts as a principal with respect to any part of a Series' order. If DB Alex. Brown is participating in an underwriting or selling group, a Series may not buy portfolio securities from the group except in accordance with policies established by the Board in compliance with rules of the SEC.

         5. Control by Series Funds' Board. Any recommendations concerning a Series' investment program proposed by the Sub-Advisor and the Advisor pursuant to this Agreement, as well as any other activities undertaken by the Sub-Advisor on behalf of a Series pursuant hereto, shall at all times be subject to any applicable directives of the Board.

         6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Advisor shall at all times conform to:

                  (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder, as amended;

                  (b) the provisions of the Registration Statement of the Series Funds under the 1933 Act and the 1940 Act;

                  (c) the provisions of the Articles of Incorporation;

                  (d) the provision of the By-Laws; and

                  (e) any other applicable provisions of state and federal law.

         7. Expenses. The expenses connected with the Series Funds on behalf of each Series shall be allocable between the Series Funds, the Sub-Advisor and the Advisor as follows:

                  (a) The Sub-Advisor shall furnish at its expense and without cost to the Series Funds, the services of one or more officers of the Sub-Advisor, to the extent that such officers may be required by the Series for the proper conduct of its affairs.

                  (b) The Sub-Advisor shall maintain, at its expense and without cost to the Series Funds, a trading function in order to carry out its obligations under Section 3 hereof to place orders for the purchase and sale of portfolio securities for each Series.

                  (c) The Series Funds assumes and shall pay or cause to be paid all other expenses of the Series Funds on behalf of each Series, including, without limitation: payments to the Advisor under the Investment Advisory Agreement between the Series Funds and the Advisor, payments to the Series Funds' distributor under the Series Funds' plan of distribution; the charges and expenses of any registrar, any custodian or depository appointed by the Series Funds for the safekeeping of each Series' cash, portfolio securities and other property, and any transfer, dividend or accounting agent or agents appointed by the Series Funds; brokers' commissions chargeable to the


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         Series Funds on behalf of each Series' in connection with portfolio securities transactions to which the Series Funds is a party; all taxes, including securities issuance and transfer taxes, and fees payable by the Series Funds to Federal, State or other governmental agencies; the costs and expenses of engraving or printing of certificates representing shares of the Series Funds; all costs and expenses in connection with the registration and maintenance of registration of the Series Funds and its shares with the SEC and various states and other jurisdictions (including filing fees, legal fees and disbursements of counsel); the costs and expenses of printing, including typesetting, and distributing prospectuses and statements of additional information of the Series Funds and supplements thereto to the Series Funds' shareholders; all expenses of shareholders' and Directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of Directors or Director members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of the Series Funds' shares; charges and expenses of legal counsel, including counsel to the Directors of the Series Funds who are not "interested persons" (as defined in the 1940 Act) of the Series Funds and of independent certified public accountants, in connection with any matter relating to the Series Funds; membership dues of industry associations; interest payable on Series Funds borrowings; postage; insurance premiums on property or personnel (including officers and Directors) of the Series Funds which inure to its benefit; extraordinary expenses (including but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Series Funds' operation unless otherwise explicitly provided herein

         8. Compensation. For the services to be rendered hereunder by the Sub-Advisor, the Advisor shall pay to the Sub-Advisor monthly compensation in accordance with Schedule B. Series Fund on behalf of each Series shall have no responsibility for such compensation.

         Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals paid monthly. For any period less than a full month during which this Agreement is in effect, the fee shall be prorated according to the proportion, which such period bears to a full month. Payment of the Sub-Advisor's compensation for the preceding month shall be made as promptly as possible.

         9. Delegation of Responsibilities. The Sub-Advisor may, but shall not be under any duty to, perform services on behalf of the Series Funds which are not required by this Agreement upon the request of the Series Funds' Board. Such services will be performed on behalf of the Series Funds and the Sub-Advisor's charges in rendering such services will be billed monthly to the Series Funds, subject to examination by the Series Funds' independent certified public accountants. Payment or assumption by the Sub-Advisor of any Series Funds expense that the Sub-Advisor is not required to pay or assume under this Agreement shall not relieve the Sub-Advisor of any of its obligations to the Series Funds nor obligate the Sub-Advisor to pay or assume any similar Series Funds expenses on any subsequent occasions.


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         10. Additional Series Funds and Classes. In the event that the Series
Funds establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of shares or classes of shares, as the case may be, shall become Series and Classes under this Agreement upon approval of this Agreement by the Series Funds with respect to the series of shares or class of shares and the execution of an amended Appendix A reflecting the applicable names and terms.

         11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall remain in effect with respect to a Series until two years from the date first set forth above, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those members of the Board of the Series Funds who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and, except as may be otherwise permitted by then current law as modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC, (b) by vote of a majority of the outstanding voting securities of a Series; provided however, that if the shareholders of a Series fail to approve the Agreement as provided in Section 15 of the 1940 Act, the Sub-Advisor may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act as modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC.

         This Agreement may be terminated as to a Series at any time, without the payment of any penalty by vote of a majority of the members of the Board of the Series Funds or by vote of a majority of the outstanding voting securities of a Series or the Advisor on not less than 30 days nor more than 60 days written notice to the Sub-Advisor, or by the Sub-Advisor at any time without the payment of any penalty, on 60 days written notice to the Advisor and the Series Funds. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

         As used in this Section 11, the term "assignment" shall have the meaning as set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC.

         12. Non-Exclusivity. Each of the Advisor and the Sub-Advisor hereby represents and warrants that it is registered as an investment advisor under the Investment Advisers Act of 1940, as amended. The services of the Sub-Advisor to the Advisor and the Series Funds on behalf of each Series are not to be deemed to be exclusive, and the Sub-Advisor shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers and directors of the Sub-Advisor may serve as officers or members of the Board of the Series Funds, and that officers or members of the Board of the Series Funds may serve as officers or directors of the Sub-Advisor to the extent permitted by law; and



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that the officers and directors of the Sub-Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies.

         13. Avoidance of Inconsistent Position. In connection with purchases or sales of portfolio securities for the account of the Series Funds or a Series, neither the Sub-Advisor nor any of its directors, officers or employees will act as principal or agent or receive any commission. The Sub-Advisor shall not knowingly recommend that a Series purchase, sell or retain securities of any issuer in which the Sub-Advisor has a financial interest without obtaining prior approval of the Advisor prior to the execution of any such transaction.

         14. Liability of Sub-Advisor. In the performance of its duties hereunder, the Sub-Advisor shall be obligated to exercise care and diligence and to act in good faith to ensure the accuracy of all services performed under this Agreement, but the Sub-Advisor shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor or its officers, Directors or employees, or reckless disregard by the Sub-Advisor of its duties under this Agreement.

         15. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Currently, such addresses are as follows: if for the Sub-Advisor, 466 Lexington Avenue, New York, New York 10017; if for the Advisor and the Series Funds, One South Street, Baltimore, Maryland 21202.

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         16. Amendment of This Agreement. No provision of this Agreement may be changed or waived orally, but only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought, and no amendment to this Agreement shall be effective until approved by (a) the Directors, including a majority of the members of the Board who are not interested persons of the Advisor, the Sub-Advisor or (other than as Board members) the Series Funds, cast in person at a meeting called for the purpose of voting on such approval, and, except as may be otherwise permitted by then current law as modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC, (b) a majority of the outstanding voting securities of a Series, as defined in the 1940 Act.

         17. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations, orders or interpretative releases of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation, order or interpretative releases of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretative releases. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

         18. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.



[SEAL]                                      FLAG INVESTORS SERIES FUNDS, INC.



Attest:   /s/Savonne Ferguson               By:  /s/Amy M. Olmert
         ---------------------------           ------------------
Name:    Savonne Ferguson                   Name:  Amy M. Olmert
                                            Title: Secretary




[SEAL]                                      INVESTMENT COMPANY CAPITAL CORP.




Attest:   /s/Savonne Ferguson               By:  /s/Richard T. Hale
         ---------------------------             -------------------
Name:    Savonne Ferguson                   Name:  Richard T. Hale
                                            Title: President



[SEAL]                                      JENNISON ASSOCIATES LLC




Attest:  /s/Mirry Hwang                     By:  /s/Karen E. Kohler
         -------------------------------       --------------------
Name:    Mirry Hwang                        Name:  Karen E. Kohler
                                            Title: Executive Vice President



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                                   Schedule A




                     Flag Investors Growth Opportunity Fund


















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                                   Schedule B

                               Compensation Table




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                                            Sub-Advisory Fee as a % of
     Average Daily Net Assets                Average Daily Net Assets

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        $0 to $250 million                            0.48%

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   $250 million to $500 million                       0.45%

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     In excess of $500 million                        0.42%

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